Exhibit 99.1

GrafTech Reports First Quarter 2011 Results

PARMA, Ohio--(BUSINESS WIRE)--April 27, 2011--GrafTech International Ltd. (NYSE:GTI) today announced financial results for the first quarter ended March 31, 2011.

2011 First Quarter Highlights

  Net sales increased to $306 million from $216 million in the first quarter of 2010. The increase in revenue was driven by improved demand in both of our business segments as well as growth in sales of $65 million related to the acquisitions of Seadrift Coke and our St. Marys facility.
  EBITDA* was $57 million versus $55 million in the first quarter of 2010. Excluding the elimination of $10 million in intercompany profit in inventory on sales of needle coke and $3 million in acquisition-related inventory step-up, EBITDA was $70 million for the quarter, representing our largest quarterly EBITDA in over two years.
  Net income was $27 million (including $10 million of purchase price accounting expenses related to the acquisitions), or $0.19 per diluted share, as compared to $35 million (including $4 million in currency gains on the remeasurement of intercompany loans), or $0.29 per diluted share, in the first quarter of 2010.
  As previously announced, on February 9, 2011, GrafTech acquired the business and assets of Micron Research Corporation, a privately held producer of super fine grain graphite, for $6.5 million.
  Net cash used in operating activities was $1 million, versus net cash provided by operating activities of $20 million in the first quarter of 2010. The decline year-over-year was primarily driven by a $55 million increase in working capital to support our growing sales. Also contributing to the increase in working capital was the addition of our three recently completed acquisitions, which were not part of our Company in the first quarter of 2010.
  Net debt* was $321 million at the end of the first quarter 2011. This compares to a year end 2010 net debt position of $288 million. We increased our debt primarily to fund planned capital expenditures to support growth and funding requirements related to the acquisition of Micron Research.

GrafTech Chief Executive Officer Craig Shular commented, “First quarter 2011 results benefited from improved demand year-over-year for both business segments and the incorporation of Seadrift and St. Marys into our consolidated results. First quarter 2011 EBITDA improved more than 25 percent year-over-year to $70 million, excluding special items related to the acquisitions. On a total year basis, we expect to deliver record sales and, per our guidance, our second best year in EBITDA performance.”

Impact of Purchase Price Accounting and Related Acquisition Items

As previously reported in February 2011, GrafTech’s 2011 results are impacted by a number of purchase price accounting adjustments related to the acquisitions. These adjustments will impact reported net income and earnings per share results, however, the adjustments are all non-cash and will not impact cash flow results.

These adjustments include the elimination of intercompany profit, the step-up of inventory values from the carrying cost to fair value and an adjustment to the fair values of fixed assets and intangibles. Profit from intercompany sales of needle coke will not be realized until an electrode is sold, at which point the margin will be reflected in our reported results. This is expected to result in approximately $16 million to $18 million of EBITDA headwind in 2011, the majority of which will impact the first half of the year. As we move throughout the year, the incremental impact of this item will diminish as we sustain normalized intercompany needle coke inventory levels and realize the benefit of our vertical integration with Seadrift. The inventory step-up is expected to result in a $5 million increase in cost of goods sold expense, which will also be recognized in the first half of 2011. The adjusted fair value of fixed assets and intangibles is anticipated to result in increased depreciation and amortization of $28 million in 2011.

Industrial Materials Segment

The Industrial Materials segment’s net sales were $263 million as compared to net sales of $182 million in the first quarter of 2010. Net sales in the quarter increased primarily as a result of higher graphite electrode sales volume and the addition of third party needle coke sales, partially offset by lower average graphite electrode selling prices.

Operating income for the Industrial Materials segment was $34 million in the first quarter of 2011 versus $43 million in the same period in 2010. Excluding the elimination of $10 million in intercompany profit in inventory on sales of needle coke and $3 million in acquisition-related inventory step-up, operating income for the segment was $47 million.

Operationally, higher graphite electrode and needle coke sales volumes positively impacted our first quarter operating income, offset in part by lower graphite electrode selling prices and higher raw material costs in the first quarter of 2011.

Mr. Shular commented, “After consideration of purchase price accounting and related adjustments, our first quarter results represent the Industrial Materials segment’s highest operating income in over two years.”

Engineered Solutions Segment

Net sales for the Engineered Solutions segment were $43 million in the first quarter of 2011 versus $33 million in the first quarter of 2010. Operating income for the Engineered Solutions segment was $3 million in the first quarter of 2011 compared to $2 million in the same period in 2010. The increase in revenue and operating income was due to higher sales volume across multiple product lines, including solar and electronics, offset in part by the impact of a less favorable product mix.

The addition of Micron Research allows us to continue to penetrate high growth end markets including solar, electronics, electronic discharge machining (EDM) and medical industries using super fine grain graphite technology.

Mr. Shular stated, “The integration of Micron Research is proceeding well and is on target. The facility is running at a high operating rate as we maximize the assets to fully capture the growing markets we serve.”

Corporate

Selling and administrative and research and development expenses were $35 million versus $25 million in the first quarter of 2010. The year-over-year increase in overhead was driven primarily by $7 million higher expense associated with the inclusion of the Seadrift and St. Marys teams and the impact of acquisition-related purchase price accounting. Our previously announced internal growth initiatives also impacted the quarter’s overhead expense, including $2 million higher expense related to improved global sales and marketing coverage and $1 million increased research and development expense to propel new product development.

The impact of other income/expense, net, was negligible in the first quarter of 2011 compared to other income, net, of $3 million in the same period in 2010. The remeasurement of intercompany loans generated a non-cash gain of approximately $4 million in the first quarter of 2010.

Interest expense was $4 million in the first quarter of 2011 versus $1 million in the same period of the prior year. Cash interest expense for the quarter was $1 million. The remainder is largely related to imputed non-cash interest on our $200 million Senior Subordinated Non-Interest Bearing Notes.

Mr. Shular added, “As a result of the solid capital structure, our balance sheet remains well positioned to seize opportunities as global economies continue to recover.”

Change in Pension Accounting Method

In the first quarter of 2011, we elected to change our method of recognizing gains and losses for our defined benefit pension plans and other postretirement benefits. Consistent with other companies that have made this election, including Honeywell, Verizon and AT&T, we believe that the new policy is preferable as it eliminates the delay in recognizing gains and losses in our operating results and will improve transparency.

We previously recognized gains and losses as a component of Stockholders’ Equity on our consolidated balance sheets on an annual basis and amortized them into our operating results to the extent such gains and losses were outside of a specified range. In addition, we used the market-related value of plan assets for purposes of calculating the expected return on plan assets. We have elected to immediately recognize changes in the fair value of plan assets and net actuarial gains and losses annually in the fourth quarter of each year. The remaining components of pension and other postretirement benefits expense will be recorded on a quarterly basis. We have applied these changes retrospectively, as required.

Outlook

Based on current International Monetary Fund (IMF) projections and other global economic forecasts, world output is projected to expand an average of approximately 4.5 percent in 2011. However, degrees of growth are expected to vary in both advanced and emerging economies. IMF recently lowered economic forecasts slightly for the United States and several other large, developed economies, while reiterating its forecast for stronger growth in emerging economies given robust internal demand. Geopolitical uncertainty and rising commodity prices, specifically oil, have elevated risk to the stability of the global economic recovery.

First quarter 2011 results came in stronger than the targeted EBITDA of $50 million to $55 million primarily due to increased third party needle coke sales at Seadrift. In the second quarter of 2011, we are targeting EBITDA to be in the range of $55 million to $60 million. We expect second quarter EBITDA to be negatively impacted by lower shipments related to unrest in the Middle East, $6 million to $8 million elimination of intercompany profit in inventory on needle coke sales and $2 million resulting from acquisition-related inventory step-up. Throughout the year, as the inventory begins to flow through to our results and the additional impact of the acquisition-related inventory step-up is completed, we expect the benefits of our vertical integration with Seadrift to become apparent.

In summary, based on IMF projections and other economic forecasts described above, we expect the following targeted results in 2011, including the full year impact of the acquisitions of Seadrift and St. Marys and related purchase price accounting:

  EBITDA in the range of $285 million to $315 million;
  Overhead expense (selling and administrative, and research and development expenses) in the range of $145 million to $155 million;
  Interest expense in the range of $18 million to $20 million;
  Capital expenditures of approximately $135 million to $150 million;
  Depreciation and amortization expense of approximately $85 million;
  An effective tax rate in the range of 22 percent to 24 percent; and
  Cash flow from operations in the range of $185 million to $215 million.

For a more detailed discussion of the anticipated impact of purchase price accounting on our 2011 results, please see our Current Report on Form 8-K filed with the SEC on February 22, 2011 and the accompanying presentation included as Exhibit 99.2.

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. Eastern. The call will be webcast and available at www.graftech.com, in the investor relations section. The earnings call dial-in number is 800-894-3831 for domestic and 763-416-5291 for international. A rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission available at www.graftech.com. This includes its quarterly report on Form 10-Q for the period reported. Upon request, GrafTech will provide its stockholders with a hard copy of its complete financial statements, free of charge.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in about 65 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel and needle coke, the raw material essential to the production of graphite electrodes. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, solar, oil and gas, transportation, petrochemical and other metals markets. We operate 16 manufacturing facilities strategically located on four continents. For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our outlook for 2011; the impact of acquired businesses; growth prospects; the markets we serve; our profitability, cash flow, and liquidity; future sales, costs, working capital, revenues, and business opportunities; future operational performance; strategic plans; stock repurchase plans; costs of materials and production; supply chain management; the impact of cost competitiveness and liquidity initiatives; changes in production capacity or efficiency; capital expenditures; future prices and demand for our products; product quality; investments and acquisitions that we may make in the future; the integration of Seadrift, St. Marys and Micron Research into our operations; financing (including factoring and supply chain financing) activities; debt levels; our customers' operations and demand for their products; our position in markets we serve; regional and global economic and industry market conditions, including our expectations concerning their impact on us and our customers and suppliers; conditions and changes in the global financial and credit markets; tax rates and the effects of jurisdictional mix; and currency exchange and interest rates.

We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: the extent of any adjustments to our announced 2011 first quarter results; the actual timing of the filing of our Form 10-Q with the SEC and potential effects of delays in such filing; failure to achieve earnings or other estimates; failure to successfully develop and commercialize new or improved products; adverse changes in inventory or supply chain management; limitations or delays on capital expenditures; business interruptions; delays or changes in or non-consummation of investments or acquisitions that we may make in the future; failure to successfully integrate into our business any completed investments and acquisitions; failure to achieve expected synergies or the performance or returns expected from any completed investments or acquisitions; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in market prices of our securities; changes in our ability to obtain financing on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings; non-realization of anticipated benefits from organizational changes and restructurings; negative developments relating to health, safety or environmental compliance or remediation or liabilities; downturns, production reductions or suspensions, or changes in steel and other markets we or our customers serve; political and civil unrest and natural and nuclear disasters which adversely impacts us or our customers’ businesses; declines in demand; intensified competition and price or margin decreases, including growth by producers in developing countries; graphite electrode and needle coke manufacturing capacity increases; adverse differences between actual graphite electrode prices and spot or announced prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum-based coke or energy; changes in interest or currency exchange rates; inflation or deflation; failure to satisfy conditions to government grants; changes in government fiscal and monetary policy; a protracted regional or global financial or economic crisis; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except share and per share data) (Unaudited)

	At December 31, 2010	At March 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$13,096	$11,248
Accounts and notes receivable, net of allowance for doubtful accounts of $3,892 at December 31, 2010 and $3,996 at March 31, 2011	179,755	203,546
Inventories	340,418	374,788
Prepaid expenses and other current assets	12,615	23,825
Total current assets	545,884	613,407

Property, plant and equipment	1,328,004	1,374,563
Less: accumulated depreciation	635,530	661,703
Net property, plant and equipment	692,474	712,860
Deferred income taxes	6,746	5,936
Goodwill	499,238	499,475
Other assets	168,700	164,511
Restricted cash	141	-
Total assets	$1,913,183	$1,996,189
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$69,930	$52,083
Short-term debt	155	2,645
Accrued income and other taxes	30,019	31,159
Supply chain financing liability	24,959	33,529
Other accrued liabilities	95,580	113,045
Total current liabilities	220,643	232,461

Long-term debt	275,799	296,254
Other long-term obligations	114,728	115,688
Deferred income taxes	72,287	76,558

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	-	-
Common stock, par value $.01, 225,000,000 shares authorized, 149,063,197 shares issued at December 31, 2010 and 149,326,185 shares issued at March 31, 2011	1,491	1,493
Additional paid-in capital	1,782,859	1,787,265
Accumulated other comprehensive loss	(235,758)	(221,388)
Accumulated deficit	(203,941)	(176,678)
Less: cost of common stock held in treasury, 4,081,134 shares at December 31, 2010 and 4,115,544 shares at March 31, 2011	(113,942)	(114,526)
Less: common stock held in employee benefit and compensation trusts, 76,259 shares at December 31, 2010 and 73,098 shares at March 31, 2011	(983)	(938)
Total stockholders’ equity	1,229,726	1,275,228
Total liabilities and stockholders’ equity	$1,913,183	$1,996,189

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (Dollars in thousands, except share and per share data) (Unaudited)
	For the Three Months Ended March 31,
	2010	2011

Net sales	$215,664	$306,137
Cost of sales	146,370	233,202
Gross profit	69,294	72,935

Research and development	2,435	3,070
Selling and administrative expenses	22,233	32,219
Operating income	44,626	37,646

Equity in losses of non-consolidated affiliate	774	-
Other (income) expense, net	(3,259)	9
Interest expense	906	4,404
Interest income	(561)	(129)

Income before provision for income taxes	46,766	33,362
Provision for income taxes	11,813	6,099
Net income	$34,953	$27,263

Basic income per common share:
Net income per share	$0.29	$0.19
Weighted average common shares outstanding	120,231	145,098

Diluted income per common share:
Net income per share	$0.29	$0.19
Weighted average common shares outstanding	120,957	145,822

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)
	For the Three Months Ended March 31,
	2010	2011

Cash flow from operating activities:
Net income	$34,953	$27,263
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	10,084	19,779
Deferred income tax (benefit) provision	(8,121)	3,515
Equity in losses of non-consolidated affiliate	774	-
Post-retirement and pension plan changes	907	907
Currency gains	(5,617)	(689)
Stock-based compensation	1,779	2,240
Interest expense	326	2,845
Other charges, net	489	(1,483)
Increase in working capital*	(13,347)	(54,551)
Increase in long-term assets and liabilities	(1,785)	(919)
Net cash provided by (used in) operating activities	20,442	(1,093)

Cash flow from investing activities:
Capital expenditures	(10,764)	(23,760)
Proceeds from repayment of loan to non-consolidated affiliate	6,000	-
Proceeds (payments) from derivative instruments	35	(315)
Net change in restricted cash	77	141
Cash paid for acquisition	-	(6,500)
Other	109	133
Net cash used in investing activities	(4,543)	(30,301)

Cash flow from financing activities:
Short-term debt (reductions) borrowings, net	(1,076)	2,484
Revolving Facility borrowings	-	67,000
Revolving Facility reductions	-	(49,000)
Principal payments on long-term debt	(56)	(87)
Supply chain financing	24,669	8,570
Proceeds from exercise of stock options	175	770
Purchase of treasury shares	(1,138)	(584)
Excess tax benefit from stock-based compensation	669	542
Long-term financing obligations	(281)	(299)
Net cash provided by financing activities	22,962	29,396

Net increase (decrease) in cash and cash equivalents	38,861	(1,998)
Effect of exchange rate changes on cash and cash equivalents	(510)	150
Cash and cash equivalents at beginning of period	50,181	13,096
Cash and cash equivalents at end of period	$88,532	$11,248

* Net change in working capital due to the following components:
Increase in current assets:
Accounts and notes receivable, net	$(7,593)	$(17,062)
Effect of factoring of accounts receivable	(1,115)	-
Inventories	(21,039)	(30,471)
Prepaid expenses and other current assets	(1,133)	(1,679)
Restructuring payments	(256)	-
Increase (decrease) in accounts payables and accruals	17,790	(5,438)
(Decrease) in interest payable	(1)	99
Increase in working capital	$(13,347)	$(54,551)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY (Dollars in thousands) (Unaudited)
	For the Three Months Ended March 31,
	2010	2011

Net sales:
Industrial Materials	$182,423	$263,484
Engineered Solutions	33,241	42,653
Total net sales	$215,664	$306,137

Segment operating income:
Industrial Materials	$42,894	$34,198
Engineered Solutions	1,732	3,448
Total segment operating income	$44,626	$37,646

Operating income margin:
Industrial Materials	23.5%	13.0%
Engineered Solutions	5.2%	8.1%
Total operating income margin	20.7%	12.3%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands) (Unaudited)

Net Debt Reconciliation
	At December 31, 2010	At March 31, 2011

Long-term debt	$275,799	$296,254
Short-term debt	155	2,645
Supply chain financing	24,959	33,529
Total debt	$300,913	$332,428

Less:
Cash and cash equivalents	13,096	11,248
Net Debt	$287,817	$321,180

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long-term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands) (Unaudited)

EBITDA Reconciliation
	For the Three Months Ended March 31,
	2010	2011
Net income	$34,953	$27,263
Add:
Income taxes	11,813	6,099
Equity in losses of non-consolidated affiliate	774	-
Other (income) expense, net	(3,259)	9
Interest expense	906	4,404
Interest income	(561)	(129)
Depreciation and amortization	10,084	19,779
EBITDA	$54,710	$57,425

NOTE ON EBITDA RECONCILIATION: EBITDA is a non-GAAP financial measure that GrafTech currently calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that EBITDA is generally accepted as providing useful information regarding a company’s ability to incur and service debt. GrafTech also believes that EBITDA provides useful information about the productivity and cash generation potential of its ongoing businesses. Management uses EBITDA as well as other financial measures in connection with its decision-making activities. EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows from operations or other consolidated income or cash flow data prepared in accordance with GAAP. GrafTech’s method for calculating EBITDA may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA under its senior secured revolving credit facility.

GTI-G

CONTACT:
GrafTech International Ltd.
Kelly Taylor, 216-676-2000
Associate Director, Investor Relations